Exhibit 99.1

Spectrum Group Closes Purchase of Shares from Major Stockholder;
Rights Offering and Private Placement Also Consummated

IRVINE, Calif. - September 26, 2012 - Spectrum Group International, Inc. (SPGZ) announced today that on September 25, 2012 it consummated the purchase from Afinsa Bienes Tangibles, S.A. En Liquidacion, and its wholly owned subsidiary Auctentia, S.L., of an aggregate of 15,609,796 shares of the Company's common stock, and all the shares of the Spectrum PMI, Inc., the holding company for the Company's A-Mark Precious Metals, Inc. trading subsidiary, owned by Afinsa and Auctentia. The aggregate purchase price was approximately $51.17 million. Afinsa and Auctentia retain an aggregate of 3,032,271 shares of the Company's common stock, constituting approximately 9.9% of the Company's outstanding common stock. As a result of this transaction, Spectrum PMI is now a wholly owned subsidiary of the Company.
The purchase was funded, in part, by the proceeds of a rights offering and private placement of shares of the Company's common stock that also closed on September 25, 2012. Holders of subscription rights issued in the rights offering purchased an aggregate of 12,004,387 shares of the Company's common stock, at a price of $1.90 per share, for an aggregate purchase price of approximately $22.8 million. In the private placement, the Company sold 1,426,315 shares of its common stock to investors at a price of $1.90 per share for aggregate proceeds of approximately $2.71 million. After giving effect to the purchase of the Company's common stock pursuant to the securities purchase agreement and the sale of the common stock pursuant to the rights offering and the private placement, there are currently outstanding 30,628,991 shares of common stock.
In connection with the closing of these transactions, George Lumby, a representative of Afinsa, resigned from the Company's board of directors, and Antonio Arenas, Afinsa's other representative on the board, resigned as executive chairman but remains a director of the Company. These resignations were pursuant to the previously announced terms of the securities purchase agreement between the Company, Afinsa and Auctentia.
About Spectrum Group
Spectrum Group International, Inc. (together with its subsidiaries, “we,” the “Company” or “SGI”) is a global trading and collectibles network and a designated Fortune 500 company. We are a trader of precious metals and an auctioneer of coins and wine, serving both collectors and dealers. We are also a merchant/dealer of certain collectibles. Our collectibles offerings span the price spectrum from modest to ultra-high end. Furthermore, we offer loans to coin dealers, collectors and investors backed by their precious metals, rare coins, and other collectibles as collateral.
Our Trading business is conducted through A-Mark Precious Metals, Inc. (“A-Mark”) and its subsidiaries. A-Mark is a full-service precious metal trading company, and an official distributor for many government mints throughout the world. A-Mark products include gold, silver, platinum and palladium for storage and delivery in the form of coins, bars, wafers and grain, and our services include financing, leasing, consignment, hedging and various customized financial programs. A-Mark's subsidiary, Collateral Finance Corporation, provides financing on a wide array of bullion and numismatic products.
Our Collectibles business operates as an integrated network of leading companies concentrating on numismatic materials and rare and fine vintage wine. We have offices and auction houses in North America, Europe and Asia. In addition to traditional live auctions, we also conduct Internet and telephone auctions.
Spectrum Group's Collectibles companies in the numismatics field include Stack's Bowers Galleries (rare coin and currency auction house), Stack's Bowers and Ponterio (world and ancient coins and currency auction house), Teletrade (online coin auctions), and Spectrum Numismatics International (wholesale rare coin dealer), all based in Irvine, California. Spectrum Wine Auctions is engaged in the sale by auction of rare and fine vintage wine.

Contact:

Spectrum Group International, Inc.
Paul Soth
Chief Financial Officer
949-748-4800
psoth@spectrumgi.com